Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185882-02

SUPPLEMENT dated May 3, 2013

(To Prospectus Supplement Dated April 29, 2013

to Prospectus Dated April 24, 3013)

$418,378,000 (Approximate)

Sequoia MORTGAGE Trust 2013-6

Mortgage Pass-Through Certificates, Series 2013-6

RWT Holdings, Inc., Sponsor

Redwood Residential Acquisition Corporation, Seller

Sequoia Residential Funding, Inc., Depositor

Sequoia Mortgage Trust 2013-6, Issuing Entity

The prospectus supplement is hereby revised as follows.

1.	The following paragraph shall supplement the information on the cover page of the prospectus supplement:

The Class A-IO2 Certificates with an aggregate class notional amount of $397,343,000 will be purchased by RBS Securities Inc., as underwriter, from the depositor on May 7, 2013, and are being offered by the underwriter from time to time for sale to the public in negotiated transactions or otherwise at varying prices determined at the time of sale. Proceeds to the depositor from the sale of the Class A-IO2 Certificates to the underwriter will be 2.187575% of the initial class notional amount of the Class A-IO2 Certificates, before deducting expenses. Compensation to the underwriter will equal the excess, if any, of the purchase price received by the underwriter over the underwriter’s purchase price specified in the preceding sentence.

2.	The information set forth in the table on page S-2 of the prospectus supplement under the “Minimum Denomination or Percentage Interest” and “Incremental Denomination” columns with respect to the Class A-IO2 Certificates shall be replaced with “$1,000,000” and “$1,” respectively.

3.	The following table shall supplement the information in the prospectus supplement under the caption “Method of Distribution”:

Class	Initial Class Notional Amount	Underwriter’s Purchase Price (as percentage of notional amount)	Underwriter’s Purchase Price (in dollars)
			(Per total)	(Per minimum denomination basis)[1]
Class A-IO2	$397,343,000	2.187575%	$8,692,176.13	$21,875.75

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1 The minimum denomination of the Class A-IO2 Certificates is $1,000,000.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and the prospectus described above, which should be read in their entirety by anyone considering an investment in the certificates.

Consider carefully the risk factors beginning on page S-13 of the prospectus supplement.

The investments referred to above are not insured or guaranteed by any governmental agency.

Offers of these securities are made by prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the prospectus or prospectus supplement listed above or this supplement are accurate or complete. Any representation to the contrary is a criminal offense.

Underwriter